                                                              EXHIBIT 10.12

                                                              CONFIDENTIAL
                                                              ------------

                                 June 18, 1998

CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Suite 650
Washington, D.C. 20007
Attn: Mr. John Emery

American General Hospitality Corporation
5605 MacArthur Boulevard
Suite 1200
Irving, Texas 75038
Attn:  Mr. Kenneth E.  Barr

Ladies and Gentlemen:

We refer to the commitment letter (the "Commitment Letter") dated May 21, 1998 between Societe Generale, Southwest Agency ("SocGen"), Bankers Trust Company ("BTC") and Lehman Commercial Paper Inc. ("Lehman") (collectively, the "Facilitators"), CapStar Hotel Company and American General Hospitality Corporation (collectively the "Companies") pertaining to the REIT Facility and the Op-Co Facility (collectively, the "Facility") described in the Commitment Letter, as more fully set forth in that certain Summary of Terms and Conditions (the "Term Sheet") attached to the Commitment Letter. All terms defined in the Commitment Letter and the Term Sheet shall have the same meanings when used in this letter (this "Commitment Letter Amendment").

The parties hereto agree to amend the Commitment Letter as follows:

     1. Pages 1-6 of the Term Sheet are deleted in their entirety and replaced with the pages attached hereto as Exhibit A.

Except as expressly provided in this Commitment Letter Amendment, all terms and provisions of the Commitment Letter, including the Term Sheet, remain in full force and effect.

Please indicate your acceptance of this Commitment Letter Amendment by signing and returning this Commitment Letter Amendment, whereupon this Commitment Letter Amendment will constitute an effective amendment to the Commitment Letter.

We look forward to working with you toward the successful completion of this financing.

CapStar Hotel Company
American General Hospitality Corporation
June 18, 1998
Page 2

                 Signature Page of Commitment Letter Amendment


                         Very truly yours,

                         SOCIETE GENERALE, SOUTHWEST AGENCY


                         By: /s/ Thomas K. Day
                             ---------------------------------
                             Thomas K.  Day
                             Director

                         BANKERS TRUST COMPANY


                         By: /s/   A.B.V. Johnson
                             ---------------------------------
                            Name:
                                  ----------------------------
                            Title:  Managing Director
                                   ---------------------------
                         LEHMAN COMMERCIAL PAPER INC.


                         By: /s/  Francis X. Gilhool
                             ---------------------------------
                            Name:
                                  ----------------------------
                            Title: Authorized Signatory
                                   ---------------------------

CapStar Hotel Company
American General Hospitality Corporation
June 18, 1998
Page 3

                 Signature Page of Commitment Letter Amendment

Accepted and Agreed to:


                         CAPSTAR HOTEL COMPANY

                         By: /s/ John Emery
                            ----------------------------
                         Name:
                              --------------------------
                         Title: Chief Financial Officer
                               -------------------------

                         AMERICAN GENERAL HOSPITALITY CORPORATION

                         By:  /s/ Kenneth Barr
                              ---------------------------
                         Name:
                              ---------------------------
                          Title: Executive Vice President
                                -------------------------

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
                 $1.0 BILLION SENIOR SECURED CREDIT FACILITIES
                         SUMMARY OF TERMS & CONDITIONS

Borrower:                      MeriStar Hospitality Operating Partnership,
                               L.P. (the "Borrower" or "MeriStar OP").

Guarantors:                    MeriStar Hospitality Corporation ("MeriStar" or
                               the "Company"), the successor company created by the merger (the "Merger") of CapStar Hotel
                               Company and American General Hospitality
                               Corporation, and such affiliates of the Borrower as may be designated by the Arrangers, shall be Guarantors. Borrower will not be required to guaranty OpCo's (as hereinafter defined) debt, or vice-versa.

Lenders: A syndicate of lending institutions (the "Lenders") with Societe Generale, Southwest Agency ("SG"), BT Alex. Brown Incorporated and Lehman Brothers, Inc. as Arrangers.

Facility Amounts:              Total of $1.0 billion in Senior Secured Credit
                               Facilities (the "Credit Facilities") comprised of:
                               (a) a $500 million revolving credit facility (the
                               "Revolving Credit Facility"), with a $100 million sub-limit for the issuance of Letters of Credit
                               ("L/C's");

                               (b) a $300 million term loan facility (the "Term Loan A Facility"); and

                               (c) a $200 million term loan facility (the "Term Loan B Facility"). The Lenders will have risk participations in any L/C's in accordance with their pro rata portions of the Revolving Credit Facility. The Term Loan Facilities will be fully funded at closing.

Purpose: To refinance existing indebtedness in conjunction with the Merger, fund investments in existing and additional acquisition hotel properties, and for general working capital purposes.

Maturities/Term:               Revolving Credit Facility: Three years from
                               closing, with two, one-year extension options subject to payment of a .125% extension fee in conjunction with the election of each extension.
                               Term Loan A Facility: Five years from closing.

                               Term Loan B Facility: Five & 1/2 years from closing.

Mandatory Prepayments and
 Commitment Reductions:        At any time that the Leverage Ratio (as defined
                               below and calculated on a pro forma basis before and after giving effect to the issuance thereof) is greater than 4.5x, the following amounts shall be applied to prepay first the Revolving Credit
                               Facility and then the Term Loan A Facility and then the Term Loan B Facility (once Term Loan A
                               Facility is fully repaid):

                               a) 100% of the net proceeds of any incurrence of indebtedness after the closing date by the Company or any of its subsidiaries or affiliates, subject to certain customary exceptions to be agreed upon; and

                               b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries or affiliates of any assets, except for (i) the sale or other disposition of up to $250,000,000 of the Company's assets so long as the net proceeds therefrom are reinvested in Hospitality/Leisure-Related Businesses (as defined below) within 12 months and (ii) certain other customary exceptions (including capacity for reinvestment) to be agreed upon. With respect to the Term Loan Facilities, mandatory prepayments may not be re-borrowed.

Voluntary Prepayments and
 Commitment Reductions:        Credit Facilities loans may be prepaid and
                               commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Voluntary prepayments of the Term Loan Facilities shall be applied pro-rata to Term Loan A Facility and Term
                               Loan B Facility and may not be re-borrowed.

Security:                      The Credit Facilities will be secured by a
                               perfected first priority security interest in all capital stock, partnership interests and limited liability company interests owned by the Borrower and each Guarantor except that of subsidiaries liable for third-party debt until such time as the Company achieves an investment grade rating from both Standard & Poor's ("S&P") and Moody's.

Amortization:                  Revolving Credit Facility:  None.

                               Term Loan A Facility: None during years one through three and 10% per annum (in equal quarterly installments) during years four and five.

                               Term Loan B Facility:  1% per annum.

Interest Rate & Unused
 Commitment Fee:               The monthly per annum interest rates applicable
                               to the Credit Facilities and quarterly Unused
                               Commitment Fees applicable to the Revolving
                               Credit Facility (all payable in arrears) will be determined based on the quarterly recalculation of the Leverage Ratio (defined below) and set for the quarter following each such quarterly test as described below:

                                            REVOLVER & TERM LOAN A FACILITY                        TERM LOAN B FACILITY
------------------------------------------------------------------------------------------------------------------------------
                               ABR SPREAD (BPS)*  LIBOR SPREAD (BPS)*  UNUSED COMMT. FEE           ABR              LIBOR
LEVEL        LEVERAGE RATIO                                                  (BPS)               SPREAD            SPREAD
                                                                                                 (BPS)**           (BPS)**
------------------------------------------------------------------------------------------------------------------------------
V                 3.0x                         0                125.0                  20                  25              175
------------------------------------------------------------------------------------------------------------------------------
VI              3.0x 3.5x                      0                132.5                  20                  25              175
------------------------------------------------------------------------------------------------------------------------------
VII             3.5x 4.0x                      0                140.0                  20                  25              175
------------------------------------------------------------------------------------------------------------------------------
VIII            4.0x 4.5x                   12.5                150.0                  25                  25              175
------------------------------------------------------------------------------------------------------------------------------
IX              4.5x 5.0x                   20.0                165.0                  25                  50              200
------------------------------------------------------------------------------------------------------------------------------
X                         5.0               30.0                187.5                  25                  50              200
------------------------------------------------------------------------------------------------------------------------------

* Initial pricing will be Level IX for the first 120 days. Pricing thereafter will adjust within five days of delivery of financial reports.
** Initial pricing will be Level IX, through December 31, 1998. Pricing thereafter will adjust within five days of delivery of financial reports.

The Leverage Ratio shall mean the ratio at the end of any trailing four quarter period of (x) Total Liabilities (as hereinafter defined) to (y) EBITDA (as hereinafter defined), adjusted for acquisitions and dispositions for the relevant test period. Should the Company's Leverage Ratio be below 4.5x and its senior unsecured debt ratings with either Standard & Poor's ("S&P") or Moody's correspond to any of the ratings described below, the following interest rate options that correspond to such rating shall apply in lieu of the interest rate options described above:

                                                         REVOLVER & TERM A FACILITY                   TERM LOAN B FACILITY
--------------------------------------------------------------------------------------------------------------------------------
Level            S&P RATING       Moody's      ABR SPREAD      LIBOR SPREAD     UNUSED COMM.     ABR SPREAD       LIBOR SPREAD
                                   Rating         (BPS)           (BPS)           FEE (BPS)         (BPS)            (BPS)
--------------------------------------------------------------------------------------------------------------------------------
I               A- or higher    A3 or higher            0.0            100.0              12.5             25                175
--------------------------------------------------------------------------------------------------------------------------------
II                  BBB+            Baa1                0.0            112.5              15.0             25                175
--------------------------------------------------------------------------------------------------------------------------------
III                  BBB            Baa2                0.0            117.0              15.0             25                175
--------------------------------------------------------------------------------------------------------------------------------
IV                  BBB-            Baa3                0.0            122.5              20.0             25                175
--------------------------------------------------------------------------------------------------------------------------------

The interest rate and Unused Commitment Fee will be based on the actual ratings or written preliminary or "shadow" ratings of S&P and Moody's and will be adjusted from time to time to reflect any change in the ratings. If the ratings are not equivalent, the higher rating will apply. If the ratings are two or more levels apart, the interest rate and Unused Commitment Fee will be based on the rating which is one level below the higher rating. ABR will be the higher of (i) the Prime commercial lending rate (the "Prime Rate") as publicly announced by SG to be in effect from time to time and (ii) the Federal Funds Rate (as published by the Federal Reserve Bank of New York) plus 0.50%. Interest on LIBOR borrowings will be calculated on the basis of the actual number of days elapsed over a 360-day year. Interest on ABR borrowings will be calculated on the basis of the actual number of days elapsed over a 365-day year.

LIBOR Options:                  One, two, three, or six months with maturities
                                not to extend beyond the Credit Facilities' maturity date.

Letter of Credit Fees:          An L/C fee in an amount equal to the then
                                current LIBOR Spread with respect to the Revolving Credit Facility, payable quarterly in arrears which will be paid to the Lenders in accordance with their pro-rata portion of the L/C. L/C Fees shall be based on a 360-day year.

Letter of Credit Facing Fee:    0.0625% per annum, payable quarterly in arrears
                                for the account of the L/C issuer, on the average daily undrawn amount of issued L/C's.

Drawings Under Letters of
 Credit: Any drawing under issued L/C's shall be deemed to constitute an advance under the Revolving Credit Facility and shall be subject to all terms thereof.

Environmental Indemnification:
Advances:                       Borrower and Guarantors will provide a joint and
                                several indemnification agreement. Advances under the Credit Facilities are permitted provided that:

                                (a)  No defaults exist under the Credit
                                Facilities as evidenced by a compliance
                                certificate;

                                (b) All affirmative and negative covenants and representations and warranties shall be complied with both before and after the making of each advance under the Credit Facilities; and

                                (c) The Borrower is limited to eight LIBOR tranches, and advances are limited to four times per month, with an exception for advances made for acquisition purposes.

Swing Line:
Financial Covenants:            To be provided by SG under mutually acceptable
                                terms and conditions. It is understood that the Borrower and the Guarantors own, or may acquire, interests in certain joint venture properties.
                                Accordingly, unless specified otherwise, the various definitions referring to EBITDA and Indebtedness used in the following covenants are intended to include such entities' pro rata interests in such joint ventures; provided that if the interest owned by the Borrower or any Guarantor in such joint venture is less than 20% of the total equity ownership, such joint venture shall be excluded and the pro rata portion of EBITDA shall be included only to the extent actually received by the Borrower or such Guarantor. Financial covenants and other covenants shall be calculated based on the combined audited annual financial statements
                                (and Company prepared quarterly financial statements) of the Company, the Borrower, the other Guarantors, and their respective subsidiaries, adjusted as described herein to reflect such entities' pro rata interests in joint ventures. Compliance with covenants shall be certified by the Borrower and calculated no less frequently than quarterly.

                                Company covenants shall include but not be limited to the following:

                                (A)  MINIMUM TANGIBLE NET WORTH
                                Tangible Net Worth, as defined below, shall at all times equal or exceed 75% of the Company's Net Worth at closing ("Minimum Net Worth"). Minimum Net Worth shall be adjusted upwards by 75% of the net cash proceeds or value derived from the subsequent issuance of equity securities, or 75% of the value of any operating partnership units issued to acquire properties. Tangible Net Worth is defined as the tangible net worth of the Company as calculated on a GAAP basis plus Minority Interest. The value of unvalued MeriStar OP units will be included as Tangible Net Worth.

                                (B) LIMITATION ON TOTAL LIABILITIES (LEVERAGE RATIO) At no time shall Total Liabilities to EBITDA exceed 5.5x initially, with a step-down to 5.0x after 12 months from closing and a further step-down to 4.5x after 24 months from closing. Total Liabilities shall be defined as recourse and non-recourse mortgage debt, letters of credit, unsecured debt, capitalized lease obligations, guarantees on indebtedness, subordinated debt, interest rate hedge obligations, and unfunded direct or contingent obligations of the Company and its subsidiaries. Total Liabilities shall include, without duplication, (i) 100% of consolidated recourse liability of the Company under (a) guarantees of indebtedness, or (b) loans where the Company or any of its subsidiaries is liable for debt as general partner, and (ii) the Company's share of non-recourse debt in unconsolidated affiliates. Total Liabilities shall exclude ordinary trade payables, accruals, ground leases, non-capital commitments (i.e. operating leases), and minority interests. EBITDA is defined as net income, plus (a) the sum of (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense and (v) losses on sales or other dispositions, less (b) gains on sales and other dispositions to the extent included in the determination of such net income. EBITDA and Total Liabilities shall be adjusted immediately concurrent with acquisitions and dispositions. The initial borrowing calculation to be based on June 30, 1998 pro forma trailing 12 month EBITDA. For a period of up to 120 days after closing, the Company's convertible debt will be considered as equity, subject to a balance sheet adjustment for the incurrence of additional debt should it be required in conjunction with the conversion. Thereafter, the convertible debt will be considered as debt until such time as the convertible debt is converted or exchanged.

                                (C)  LIMITATION ON SECURED INDEBTEDNESS
                                Ratio of Total Outstanding Secured Indebtedness to EBITDA not to exceed 2.75x initially with a step-down to 2.5x after 12 months from closing. Furthermore, EBITDA of properties collateralizing Outstanding Secured Indebtedness may not account for more than 40% of the Company's EBITDA initially, with a step-down to 30% after 12 months from closing. Total Outstanding Secured Indebtedness is defined as total consolidated debt of the Company and its subsidiaries (on a combined basis) outstanding as of the test date (other than debt outstanding under the Credit Facilities) which is secured or collateralized by any asset of the Company, the Borrower or any other Guarantor.

                                (D) LIMITATION ON RECOURSE SECURED INDEBTEDNESS Those properties collateralizing outstanding Recourse Secured Indebtedness may not account for more than 20% of the Company's EBITDA. Recourse Secured Indebtedness is defined as Total Outstanding Secured Indebtedness, all or a portion of which the Company, the Borrower or any other Guarantor guarantees or for which recourse can be made against the Company, the Borrower or such Guarantor, other than for customary carve-outs in non-recourse financings.

                                (E)   ASSET FINANCING RESTRICTIONS
                                Individual assets may not be separately financed if (i) such financing would result in a violation of any Credit Facilities' covenants, or (ii) the loan-to-value ratio for such financing exceeds 70% on a property or aggregate pool basis with respect to non-recourse financings, and the loan-to-value ratio for such financing exceeds no more than 65% with respect to recourse financings. Furthermore, the Borrower's subsidiaries may incur tax-advantaged, non-recourse mortgage financing in foreign countries in an aggregate amount up to $100 million provided that the loan-to-value ratio does not exceed 65%.

                                (F)  MINIMUM INTEREST COVERAGE RATIO
                                Ratio of EBITDA to Total Interest Expense not to be less than 2.20x (tested using trailing four quarters' results) until June 30, 1999 at which time the ratio shall be increased to 2.50x. Total Interest Expense is defined as interest expense on Total Liabilities (accrued, paid and capitalized during the relevant period).

                                (G)  MINIMUM FIXED CHARGE COVERAGE RATIO
                                Ratio of Adjusted EBITDA to Fixed Charges not to be less than 1.85x (tested using trailing four quarters' results) until June 30, 1999 at which time the ratio shall be increased to 2.00x. Fixed Charges is defined as the sum of Total Interest Expense, plus scheduled principal amortization on Total Liabilities (excluding balloon payments due at maturity), plus preferred stock dividends.
                                Adjusted EBITDA is defined as EBITDA less a 4% FF&E reserve based on gross hotel operating revenues.

                                (H)   DISTRIBUTIONS
                                Distributions shall not exceed the lesser of 90% of funds from operations ("FFO") or 100% of Free Cash Flow (FFO less a capital expenditure reserve equal to 4% of gross room revenues), calculated quarterly based on the immediately preceding completed four quarters, or an amount required to maintain the general partner's status as a real estate investment trust under the provisions of the Internal Revenue Code. FFO shall be defined as the Company's net income (or loss) calculated in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

                                (I)   PERMITTED INVESTMENTS
                                The Company shall at all times continue to operate in Hospitality/Leisure-Related
                                Businesses defined as full service, extended-stay and limited service hotels, subject to the limitations outlined below. Unless related to a hotel property, investments in golf course properties will be prohibited. In addition, investments in gaming properties will be prohibited. Any other business activities shall be strictly incidental thereto and shall be further limited as follows:

                                .  No more than 15% of the Company's hotel
                                   properties will be comprised of non-
                                   franchised hotels;
                                .  Properties under ground leases may not
                                   comprise more than 20% of the Company's total assets or 20% of the Company's total room count;
                                . Acquired hotels must be located in the United States; provided that no more than 15% of the Company's hotels may be located in approved foreign countries (to be determined); Furthermore, foreign owned hotels may be separately financed so long as the loan-to-cost ratio does not exceed 65%; and
                                . No more than 20% of the Company's hotels may be limited service or extended stay. In addition, unimproved land holdings (excluding land that is either under development or planned for commencement of development within twelve months from the date it was acquired), stock holdings, mortgages, investments in unconsolidated partnerships and joint ventures, and non-hotel assets will be limited to the levels described below. This paragraph shall not limit the Company's investments in cash and cash equivalents, investments in United Stated Treasury or Agency obligations, and other similar investments. Land Holdings: Not more than $100,000,000 (at any one time) in the aggregate based on cost.

Stock Holdings:                    None, except as received in settlement of
                                   liabilities created in the ordinary course of business plus investments not to exceed
                                   $100,000,000 in total.

Mortgages:                         None, other than loans encumbering properties
                                   previously owned or to be acquired, provided that the aggregate amount of such loans shall not exceed $200,000,000.

Partnership/JV's:                  Not to exceed $250,000,000 in total.

Development and Expansion of
Existing
Properties:                        Not to exceed $200,000,000 in total at any
                                   one time.



Lessee:                            To be acceptable to the Administrative Agent.

Single Property Investments:       No investment in any single property to
                                   exceed $75 million unless approved by the Lenders. Other covenants and defaults which would be customary for a transaction of this nature and size.

Other Covenants:                   (a) Loans to MeriStar H & R Operating
                                   Partnership, L.P. ("OpCo") shall not exceed the lesser of 5.5 times OpCo EBITDA or $75 million. OpCo's interest rate will be at least equal to the Borrower's underlying interest rate. The Company's interest income shall be included in the Company's EBITDA.

                                   (b) Limitations on mergers, consolidations, sales of assets and acquisitions.

                                   (c) Insurance coverages at a level and
                                   provided by a carrier satisfactory to the Administrative Agent.

                                   (d) No property owned by the Company, the Borrower, or any of its affiliates may be leased to any entity other than OpCo, Twin Towers Leasing, L.P., Prime Hospitality Corp. (or one of its affiliates) or a third-party lessee acceptable to the Administrative Agent.

Financial Reporting:               The Borrower shall be obligated to provide to
                                   the Lenders:

                                   (a) Delivery of the Company's annual audited financial statements (within 95 days of fiscal year end) and reports including an officer's certificate to demonstrate compliance with the covenants of the Credit Facilities and the covenants of the Company's public debt issue(s), if any.

                                   (b) Delivery of quarterly financial
                                   statements (within 50 days of fiscal quarter end with the exception of fiscal year end). Quarterly statements may be internally prepared but not required to be audited or reviewed by a third-party accounting firm. Along with the quarterly and annual financial statements, the Borrower shall provide a summary report on its properties that details EBITDA for the trailing four quarters by quarter and in sum total.

                                   (c) Prior to the commencement of a fiscal year, the Company shall provide a projected operating budget for the next fiscal year. Concurrent with the delivery of the quarterly financial statements and the annual financial statements, the Borrower shall notify the Lenders of any material changes (excluding changes resulting from the acquisition of new hotels) that have been made to the operating budget of the then current fiscal year.

                                   (d) Copies of any filing with the Securities and Exchange Commission within 10 business days of such filing.

                                   (e) Copies of any written information
                                   provided to shareholders.

                                   (f) Such other information as the Arranger shall reasonably require.

Management  Restrictions:          Either (i) Paul W. Whetsell or (ii) Steven D.
                                   Jorns shall be required at all times to be the chairman and chief executive officer of the Company.

Representations and
 Warranties:                       Usual and customary for this type of
                                   financing, including but not limited to the following:

                                   (a) Valid existence and qualification,
                                   including REIT qualification and tax status;

                                   (b)  Governmental authorization;

                                   (c)  No contravention of laws or contracts;

                                   (d) Financial information is true and
                                   correct;

                                   (e)  No material environmental matters;

                                   (f) Compliance with laws and regulations, including zoning, fire safety and building requirements, ERISA, ADA, environmental and REIT laws;

                                   (g) Maintenance of required licenses and permits with respect to the properties;

                                   (h) No material litigation, casualty or
                                   condemnation proceedings pending;

                                   (i)  Payment of taxes when due;

                                   (j)  Full disclosure; good title; no other
                                   liens;

                                   (k) Properties are in good condition and repair; no deferred maintenance which is not being timely addressed;

                                   (l) No defaults or Event of Default (defined herein) under the Credit Facilities or franchise agreements; and

                                   (m) The Merger has been consummated in
                                   compliance with all laws.

Events of Default:                 Usual and customary for credit facilities of
                                   this size, type and purpose, including,
                                   without limitation:

                                  (a) Non-payment when due of any payment of principal in respect of any of the loans;

                                  (b) Non-payment within five days of the due date of any interest payable under the Credit Facilities' documents provided that such late payment within five days shall not occur more than twice per year;

                                  (c) Default in the performance or observance of any covenants for more than 30 days after notice;

                                  (d) If the Company shall not qualify for tax treatment under Sections 856-860, inclusive, of the Internal Revenue Code;

                                  (e) Restrictions on mergers, acquisitions, distributions, joint ventures, etc.;

                                  (f) Restrictions on change of control at the Company and OpCo; and

                                  (g) Cross defaults on recourse and non-
                                  recourse indebtedness of not more than
                                  $5,000,000 and $20,000,000, respectively, as
                                  to the acceleration of any maturity date, and $5,000,000 and $20,000,000 respectively.

Other Conditions:                 a) Within 90 days from closing, interest rate
                                  protection will be required on at least 30% of the Company's total outstanding indebtedness;

                                  b) The Merger has been consummated in
                                  compliance with all laws and acceptable to the Lenders; and

                                  c) Obtaining the necessary bank votes to amend and restate the existing credit facility.

Governing Law:                    The laws of the State of Texas for the credit
                                  agreement and other documents; for collateral documents local law will apply.

Waiver of Jury Trial and           Required.
 Consent to Texas
 Jurisdiction: